Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

SunPower Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.0001 per share	(1)	Other	108,748,957	$0.2240	$24,359,766.37	0.0000870	$2,119.30

Total Offering Amounts:							$24,359,766.37		2,119.30
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$2,119.30

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers any additional shares of common stock, par value $0.0001 per share (“Common Stock”) of SunPower Inc. (the “Registrant”) that may become issuable by reason of stock splits, stock dividends, or similar transactions.

Consists of: (i) 103,109,005 shares of Common Stock issued by the Registrant pursuant to separately- and privately-negotiated Purchase Agreements, each dated September 2, 2026, by and among the Company and the purchasers named therein, and (ii) 5,639,952 shares of common stock previously issued by the Company pursuant to the terms of separately- and privately-negotiated OTC Equity Prepaid Forward Transaction Settlement Agreements and related Forward Purchase Agreements.

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the shares of Common Stock on the Nasdaq Global Market on October 23, 2026. This calculation is in accordance with Rule 457(c) of the Securities Act.